August 5, 2005


Daniel Zimerman
Staff Attorney
Division of Corporation Finance
United States Securities and Exchange Commission
Mail Stop 4-7
Washington, D.C.  20549

Re:      Ecuity, Inc.
         Form SB-2
         Filed May 13, 2005
         File No.  333-124906

Dear Mr. Zimerman:

         At the request of the Securities and Exchange Commission, we are providing this letter in response to certain comments made in the Commission's letter dated June 10, 2005, regarding our Form SB-2 filed on May 13, 2005.


General
-------

COMMENT 1.        We encourage you to file all exhibits with your next amendment or otherwise furnish us a draft of your legality opinion. We must review these documents before the registration statement is declared effective, and we may have additional comments.

RESPONSE:         We have revised our disclosure to include the exhibits, except for the opinion, which will be provided prior to going effective.

COMMENT 2.        Please  update  the  financial  information  included  in your filing as required by Item 310(g) of Regulation S-B.

RESPONSE:         We have revised our disclosure to include our recent quarterly financial statements.

Front Cover of Prospectus
-------------------------

COMMENT 3.        Please limit the  disclosure on the  prospectus  cover page to information that is required by Item 501 of Regulation S-B or is otherwise key to an investment decision. In this regard:

                  o Draft the disclosure in plain English by removing defined terms; and

RESPONSE:         We have revised our disclosure as requested.

                  o Remove the disclosure that the company will receive proceeds under the equity distribution agreement.

RESPONSE:         We have revised our disclosure as requested.

SEC Response Letter
August 2, 2005
Page 2

Prospectus Summary, page 1
--------------------------

 COMMENT 4.       We note your  disclosure  in several  locations  that  "Ecuity will, however,  receive proceeds from the sale of common stock under the Standby Equity Distribution  Agreement." However, we
                  note from your 1VID&A and  financial  statements  that Cornell
                  Capital  holds  promissory  notes and "the Company and Cornell have agreed  that they may sell  shares  into the  marketplace over a period of months at the rate of $50,000 each week until they are paid in  full."  Please  revise  your  disclosure  as appropriate to state clearly,  if true,  that Cornell  Capital will retain all proceeds from its  purchases  under the equity
                  distribution   agreement  until  the  balance  due  under  the
                  promissory note has been repaid.

RESPONSE:         The Company is not obligated to allow Cornell Capital Partners to  retain  all of the  proceeds  received  under  the  Equity
                  Distribution Agreement. The Company is required to make certain payments of the notes currently held by Cornell
                  Capital Partners through the funds it receives from the Equity
                  Distribution Agreement.

                  Similarly revise throughout the registration statement to clarify your statements that you will use the proceeds of sales under the equity distribution agreement for general working capital purposes to clarify, if true, that you will first use the proceeds to repay promissory notes held by Cornell Capital.

RESPONSE:         We have revised our disclosure as requested.

COMMENT 5.        We note your disclosure throughout the filing regarding the 5%
                  fee and the 3% discount to Cornell Capital. Please revise throughout your filing as follows:

                  o Please revise to emphasize more clearly the aggregate underwriting discount provided to Cornell Capital. In this regard, it appears that you should simply state that Cornell Capital will receive a total discount of 8% or that it will pay 92% of the lowest volume weighted average price of the common, stock during the five trading days preceding any given advance. Additionally, explain very briefly and clearly in the prospectus summary how you calculate the "lowest volume weighted average price."

RESPONSE:         We have revised our disclosure as requested.

                  o Further, revise to clarify, if true, that the 5% fee is a cash fee or discount that is retained by Cornell Capital and that it does not represent additional shares issued to Cornell Capital.

RESPONSE:         We have revised our disclosure as requested.

                  o Additionally, please revise to ensure that your descriptions of these fees and discounts are consistent For example, at the bottom of page 13, you appear discuss a 98% purchase price, which suggests a 2% discount. However, elsewhere you indicate that the discount is 3%.

RESPONSE:         We have revised our disclosure as requested.

SEC Response Letter
August 2, 2005
Page 3

COMMENT 6.        We  note  the  disclosure  in  your  first  paragraph  of  the overview. Please revise to discuss, very briefly, but in more definite and concrete terms the key aspects of your business.
                  Your current disclosure is too vague. Similarly revise your disclosure, in greater detail, under Description of Business.

RESPONSE:         We have revised our disclosure as requested.

COMMENT 7.        We note your  discussion  of your  auditor's  "going  concern"
                  opinion. Please revise to quantify very briefly how much funding you will need to raise to operate for the next twelve months. Similarly revise your disclosure in your first risk factor on page 6 and under Liquidity and Capital Resources.
                  Explain your plans for raising these funds in Liquidity and Capital Resources.

RESPONSE:         We have revised our disclosure as requested.

The Offering, page 2
--------------------

COMMENT 8.        Please disclose the key terms of your promissory notes payable to Cornell Capital and briefly explain how they relate to your ability to receive cash proceeds for shares issued under the equity distribution agreement.

RESPONSE:         We have revised our disclosure as requested.

COMMENT 9.        In the second paragraph,  you assume a market price of $0.0184 per shave to demonstrate the amount of proceeds the company expects to receive under the equity line agreement. Please revise throughout the registration statement to provide this disclosure based on an assumed market price of your common stock as of the most recent date practicable. Also revise to disclose the anticipated proceeds on a net rather than a gross basis.

RESPONSE:         We have revised our disclosure as requested.

COMMENT 10.       We note your disclosure that you filed a previous registration statement  for this  equity  distribution  agreement  that was
                  "declared  effective  May  12,  2004."  However,  our  records
                  indicate   that  the   registration   statement  was  declared
                  effective  on  May  14,  2004.   Please   revise   accordingly
                  throughout the registration statement Similarly revise to disclose the expiration elate of the equity distribution agreement on page 17.

RESPONSE:         We have revised our disclosure as requested.

COMMENT 11.       In the table on page 3, please  state the  percentage  of your
                  common   stock  that  is  being   offered   pursuant  to  this
                  registration statement.

RESPONSE:         We have revised our disclosure as requested.

SEC Response Letter
August 2, 2005
Page 4


Risk Factors, page 6
--------------------

            Risks Related to Our Business, page 6
            -------------------------------------

            Management Recognizes that we Must Raise Additional Financing, page-6

COMMENT 12.       Please revise this risk factor to discuss any  restrictions on your ability to obtain the necessary additional financing due to your current financing arrangements with Cornell Capital.
                  Additionally,  disclose how the defaults you describe on pages
                  20 and 33 may impact your ability to raise financing.

RESPONSE:         We have revised our disclosure as requested.


Risks Related to this Offering, page 8
--------------------------------------

            Future Sales by our Stockholders may Negatively Affect our Stock Price page 8

COMMENT 13.       We note  that,  under  the terms of your  equity  distribution
                  agreement,   Cornell  Capital  is  permitted  to  sell  shares
                  corresponding to a particular advance before those shares have been delivered. Please disclose that Cornell Capital can engage in short sales and cover the position with shares issued under your equity line of credit. In addition, please discuss what affect this will have on the market price of your common stock.

RESPONSE:         Cornell  Capital  Partners is  restricted  from making short sales under the terms of the Equity Distribution Agreement.


            The  Sale  of  our  Stock  under  our  Standby  Equity  Distribution
            Agreement Could Encourage Short Sales...., page 9

COMMENT 14.       Please  revise  this  risk  factor  to  explain  the risk more clearly  in  everyday  language.  Examples  of terms  that you
                  should  explain  more  clearly   include  "long  holders"  and
                  "imbalance on the sell side of the market."

RESPONSE:         We have revised our disclosure as requested.


            We may not be able to Access Sufficient Funds...., page 10

COMMENT 15.       Please  revise this risk factor to quantify the amount of your financing needs that will be provided pursuant to the equity distribution agreement. In this regard, clarify your plans to repay the promissory notes held by Cornell Capital.

RESPONSE:         We have revised our disclosure as requested.

SEC Response Letter
August 2, 2005
Page 5

Selling Stockholders, page 13

COMMENT 16.       Please  advise us in your response  letter  whether any of the selling  shareholders  are  broker-dealers  or affiliated with
                  broker-dealers.   For  all  selling   shareholders   that  are
                  broker-dealers,  disclose that they are "underwriters"  within the meaning of the Securities  Act. You should revise the Plan of Distribution to state the names of selling shareholders who
                  are   broker-dealers,   and  to  state   that  they  are  also
                  underwriters with respect to the shares that they are offering for resale. In addition, please clarify your disclosure on page 14 that you issued shares to Jason Goldstein and Danielle
                  Hughes for "brokerage services" and include additional details about the nature of the services they provided.

RESPONSE:         Mr. Jason Goldstein and Ms. Danielle Hughes are
                  brokers/dealers.

COMMENT 17.       For selling shareholders who are affiliates of broker-dealers, disclose, if true, that:

                  o The seller purchased in the ordinary course of business, and

                  o At the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                  If these statements are not true for any selling sbareholder, then the prospectus must state that the selling shareholder is an underwriter.

RESPONSE:         None  of  the   selling   shareholders   are   affiliates   of
                  brokers/dealers. Mr. Jason Goldstein and Ms. Danielle Hughes are brokers/dealers.


Use of Proceeds, page 15

COMMENT 18.       Please  revise to disclose the amount of proceeds that will be used to pay amounts owed to Cornell Capital. Disclose your obligation to repay promissory notes held by them. Also, disclose the interest rate and maturity and describe the use of the proceeds of that debt.

                  You should also provide disclosure in your periodic reports regarding the use of the proceeds from each takedown under the equity line.

RESPONSE:         We have revised our disclosure as requested.


Standby Equity Distribution Agreement, page 17

COMMENT 19.       Given the limitations on the size and frequency with which you may request advances, it appears that you will not be able to draw the entire remaining amount under the equity distribution agreement before the agreement expires. Please revise to clarify.

RESPONSE:         We have revised our disclosure as requested.


Plan of Distribution.  page 19

COMMENT 20.       Please  disclose  the  selling  security  holders'  intentions regarding short selling and other hedging activity.

RESPONSE:         We have revised our disclosure as requested.

SEC Response Letter
August 2, 2005
Page 6

COMMENT 21.       Please revise to clarify  whether or not Newbridge  Securities is participating in the distribution of your common stock.

RESPONSE:         We have revised our disclosure as requested.


Recent Sales of Unregistered Securities, page II-1

COMMENT 22.       Your  disclosure  indicates  that Cornell  Capital holds other securities of Ecuity. In your response letter, please identify all securities of Ecuity currently held by Cornell Capital.
                  Provide us with copies of the relevant agreements relating to these securities (including the instruments defining the rights of the securities). Indicate in your response letter whether these securities are convertible or exercisable into other Ecuity securities and whether the conversion prices, exercise prices, or formulas are based on the market price of other Ecuity securities

RESPONSE:         Cornell Capital currently holds the following securities:

      1. $1,000,000 note issued June 4, 2004 which has been reduced to $500,000 from the sale of securities. This note is to be paid from the proceeds we receive under the Equity Distribution Agreement. The default interest on this note is 24%. The interest rate on this note is 12%.

      2.    $350,000 note issued March 4, 2005, which is still outstanding. This note is to be repaid from the proceeds we receive under the Equity Distribution Agreement. The interest rate this note is 12% with a default interest rate of 14%.

      3.    $1.1 million note issued May 2005, which is still outstanding.  This note is to be repaid from the proceeds we receive under the Equity Distribution Agreement. The interest rate on this note is 12%. This note also required that we issue 10,000,000 warrants to Cornell Capital Partners which are exercisable for three years at an exercise price of $0.01 per share.

      4. $350,000 convertible debenture which has $200,000 outstanding. The debenture accrues interest at a rate of 5% per year and is due January 14, 2007. The conversion price of this debenture is based upon the market price.


Index to Exhibits, page II-8

COMMENT 23.       The notes to your financial  statements  reference  promissory motes payable to Cornell Capital that do not appear to be listed in your exhibits index. Please revise to file the promissory notes as exhibits.

RESPONSE:         We have  attached  the  promissory  notes we issued to Cornell
                  Capital Partners.

SEC Response Letter
August 2, 2005
Page 7


Sincerely,



Christopher K. Davies, Esq.


cc:      Mr. Andrew Buffmire
         Chief Executive Officer